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                                                                    EXHIBIT 21.1

                        Subsidiaries of Ask Jeeves, Inc.

Ask Jeeves Internet Limited
Ask Jeeves International, Inc.
Ask Jeeves (Jersey) Limited
The Ask Jeeves U.K. Partnership